Exhibit 99.1
Dendreon Appoints John E. Osborn EVP & General Counsel

SEATTLE--(BUSINESS WIRE)-- Dendreon Corporation (Nasdaq: DNDN) today announced the appointment of John E. Osborn as executive vice president, general counsel and corporate secretary, effective August 30.

Mr. Osborn has more than 25 years' experience in law, business, and public policy. He previously served as general counsel with two Fortune 1000 healthcare companies: US Oncology, Inc., where he worked on its recent merger with McKesson Corporation, and Cephalon, Inc., where he was responsible for all legal, government and public affairs matters, during a decade-long period of tremendous growth as it developed from a pre-commercial venture into a leading multi-national firm. Prior to Cephalon, he was chief counsel to the European pharmaceutical group of a Merck & Co. joint venture.

"John's experience, particularly in commercial biopharmaceutical organizations, will further strengthen our leadership as Dendreon continues to evolve into a leading oncology company," said Mitchell H. Gold, president and chief executive officer of Dendreon. "We welcome John to the executive management team."

Earlier in his career, Mr. Osborn served with the U.S. Department of State during the George H.W. Bush administration, clerked for Judge Albert V. Bryan of the U.S. Fourth Circuit Court of Appeals, and practiced corporate law with Hale and Dorr (now Wilmer Cutler Pickering Hale and Dorr). He recently completed a term as a member of the bipartisan United States Advisory Commission on Public Diplomacy, and he also has been a visiting fellow at Oxford and Princeton Universities, an advisor to the international consulting firm McKinsey & Co., a board member of Incept BioSystems, Inc., and a member of the Leadership Council of the Life Sciences Institute at the University of Michigan.

Mr. Osborn is a Phi Beta Kappa graduate of the University of Iowa, and earned a law degree from the University of Virginia and a master's in international public policy from Johns Hopkins. He has been elected to membership in the American Law Institute and the Council on Foreign Relations.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon's first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Dendreon Corporation
Vice President, Corporate Communications and Investor Relations
Katherine Stueland, 206-829-1522
kstueland@dendreon.com

Source: Dendreon Corporation